Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 401 9th Street, N.W., Ste. 1000 Washington, DC 20004 troutman.com

February 28, 2022

Western Alliance Bancorporation

One E. Washington Street

Suite 1400

Phoenix, Arizona 85004

Ladies and Gentlemen:

We are acting as counsel to Western Alliance Bancorporation, a Delaware corporation (the “Company”), in connection with (i) the registration statement on Form S-3ASR (File No. 333-256120) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2021 relating to the offer and sale from time to time of certain securities of the Company including the Company’s common stock, $0.0001 par value per share (the “Common Stock”), and the accompanying prospectus dated May 14, 2021 (the “Base Prospectus”) and (ii) the preparation of the prospectus supplement, dated February 28, 2022 (the “Prospectus Supplement,” and together with the Base Prospectus and all documents incorporated by reference therein, the “Prospectus”) relating to the offer and sale by the Company from time to time of up to 3,000,000 shares of Common Stock (the “Shares”), pursuant to the Distribution Agreement, dated June 3, 2021, amended on November 18, 2021, and further amended on February 28, 2022, by and among the Company and J.P. Morgan Securities LLC and Piper Sandler & Co., each as an Agent (as amended, the “Distribution Agreement”), as described in the Prospectus Supplement.

This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K, as promulgated by the SEC.

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of (i) the amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws of the Company, each as amended and/or restated to date, (ii) the Registration Statement, including the Prospectus, and all exhibits thereto, (iii) the Distribution Agreement, (iv) certain corporate records of the Company, including resolutions of the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof (the “Resolutions”), certificates of public officials and of representatives of the Company, and (v) certain statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, including electronic signatures, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof, and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Western Alliance Bancorporation February 28, 2022 Page 2

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and of public officials. We are opining only on the General Corporation Law of the State of Delaware. We are not opining as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to matters of municipal law or the laws of any local agencies within any states (including “blue sky” or other state securities laws). We also express no opinion as to compliance with any federal securities laws.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that the Shares have been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Certificate of Incorporation, the Registration Statement, the Resolutions and the Distribution Agreement (assuming that, upon any issuance of the Shares, the total number of shares of Common Stock issued and outstanding, together with the total number of shares of Common Stock reserved for issuance will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Certificate of Incorporation), the Shares will be validly issued, fully paid and nonassessable.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on the date hereof and its incorporation by reference into the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus and the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP